Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cyanotech Corporation:

We have issued our report dated June 23, 2011, with respect to the consolidated financial statements and financial statement schedule listed in the index appearing under 15(a)(2) in the Annual Report of Cyanotech Corporation and subsidiary on Form 10-K for each of the three years in the period ended March 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cyanotech Corporation and subsidiary on Form S-3 (File Nos. 333-42486, 333-97755, and 333-101401) and on Forms S-8 (File Nos. 33-63789, 333-42484, 333-141911, 333-141912 and 333-154165).

/s/ Grant Thornton LLP

Irvine, California

June 23, 2011